Exhibit 10.9

November 21, 2013

To:	Cardtronics, Inc.
3250 Briarpark Drive
Suite 400
Houston, Texas 77042
Attn: Chris Brewster and Todd Ruden

From:	Wells Fargo Securities, LLC
375 Park Avenue, 4th Floor
MAC J0127-041
New York, NY 10152
Attention: Derivatives Structuring Group
Telephone: (212) 214-6101
Facsimile: (212) 214-5913
With a copy to CorpEqDerivSales@wellsfargo.com

Trader’s Contact Information:

Mark Kohn or Head Trader
Telephone: (212) 214-6089
Facsimile: (212) 214-8914

Re:	Additional Convertible Bond Hedge Transaction

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Wells Fargo Bank, National Association (“Dealer”) and Cardtronics, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of November 25, 2013 between Counterparty and Wells Fargo Bank, National Association as trustee (the “Indenture”) relating to the USD250,000,000.00 principal amount of 1.00% convertible securities due 2020 and the additional USD37,500,000.00 principal amount of 1.00% convertible securities due 2020 issued pursuant to the over-allotment option exercised on the date hereof (the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment (other than any amendment pursuant to Section 10.01(b) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of the Convertible Securities in the preliminary offering memorandum related to the Convertible Securities, as supplemented by the pricing term sheet related to the Convertible Securities) will be disregarded for purposes of this Confirmation (other than as provided in Section 8(a) below) unless the parties agree otherwise in writing.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation and the election that the “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer with a “Threshold Amount” of 3% of the stockholders’ equity of Dealer’s ultimate parent company (“Dealer Parent”) and to Counterparty with a “Threshold Amount” of USD 30 million; provided that (A) the words “, or becoming capable at such time of being declared,” shall be deleted from such Section 5(a)(vi), (B) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that, with respect to Dealer, such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business and (C) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 21, 2013

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD 0.0001 per share (Ticker Symbol: “CATM”).

Number of Options:	The number of Additional Securities in denominations of USD1,000 principal amount purchased (in the aggregate among the Initial Purchasers (as defined in the Purchase Agreement)) upon exercise by Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Initial Purchasers (as defined in the Purchase Agreement), of their option pursuant to Section 2(a)(ii) of the Purchase Agreement (as defined below).

Number of Shares:	As of any date, the product of (i) the Number of Options, (ii) the Conversion Rate and (iii) the Applicable Percentage.

Conversion Rate:	As of any date, the “Conversion Rate” (as defined in the Indenture) as of such date, but without regard to any adjustments to the “Conversion Rate” pursuant to Section 11.05(k) or 11.07 of the Indenture.

Applicable Percentage:	20.00%

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	November 25, 2013, subject to Section 8(n) below.

Exchange:	NASDAQ Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date”, as defined in the Indenture, occurring during the period from and excluding the Trade Date to and including the Expiration Date, for Convertible Securities, each in denominations of USD1,000 principal amount, that are submitted for conversion on such Conversion Date in accordance with the terms of the Indenture (excluding Convertible Securities (i) with respect to which Counterparty has elected the “Exchange in Lieu of Conversion” option pursuant to Section 3.10(a) of the Indenture, and (ii) that have been accepted by the designated financial institution pursuant to Section 3.10(b) of the Indenture, except to the extent that Counterparty notifies Dealer, by the applicable deadline set forth under “Notice of Exercise” below, that (x) such financial institution fails to pay or deliver, as the case may be, any consideration due upon conversion of such Convertible Securities, or (y) such Convertible Securities are subsequently resubmitted to Counterparty for conversion in accordance with the terms of the Indenture) but are not “Relevant Convertible Securities” under, and as defined in, the confirmation between the parties hereto regarding the Base Convertible Bond Hedge Transaction dated November 19, 2013 (the “Base Convertible Bond Hedge Transaction Confirmation”) (such Convertible Securities, each in denominations of USD1,000 principal amount, the “Relevant Convertible Securities” for such Conversion Date). For the purposes of determining whether any Convertible Securities will be Relevant Convertible Securities hereunder or under the Base Convertible Bond Hedge Transaction Confirmation, Convertible Securities that are converted pursuant to the Indenture shall be allocated first to the Base Convertible Bond Hedge Transaction Confirmation until all Options thereunder are exercised or terminated.

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised.

Expiration Date:	The second “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture).

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Exercise Notice Deadline:	In respect of any exercise of Options hereunder on any Conversion Date, the “Scheduled Trading Day” prior to the scheduled first “VWAP Trading Day” of the “Observation Period” (each as defined in the Indenture, but, in the case of any such Observation Period, as modified by the provision set forth opposite the caption “Convertible Security Settlement Method”) relating to the Convertible Securities converted on the Conversion Date occurring on the relevant Exercise Date; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the period starting on and including June 4, 2020 and ending on and including the second “Scheduled Trading Day”

immediately preceding the “Maturity Date” (each as defined in the Indenture) (the “Final Conversion Period”), the Exercise Notice Deadline shall be noon, New York City time, on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 4:00 PM, New York City time, on the Exercise Notice Deadline in respect of such exercise of (i) the number of Options being exercised on the relevant Exercise Date (including, if applicable, whether all or any portion of such exercise relates to the conversion of Relevant Convertible Securities in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to the adjustment to the Conversion Rate set forth in Section 11.07 of the Indenture), (ii) the scheduled settlement date under the Indenture for the Convertible Securities converted on the Conversion Date corresponding to such Exercise Date, (iii) whether such Relevant Convertible Securities will be settled by Counterparty by delivery of cash, Shares or a combination of cash and Shares and, if such a combination, the “Specified Dollar Amount” (as defined in the Indenture) and (iv) the first “Scheduled Trading Day” of the “Observation Period” (as defined in the Indenture); provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the Final Conversion Period, the contents of such notice shall be as set forth in clause (i) above; provided, further, that any “Notice of Exercise” delivered to Dealer pursuant to the Base Convertible Bond Hedge Transaction Confirmation shall deemed to be a Notice of Exercise pursuant to this Confirmation and the terms of such Notice of Exercise shall apply, mutatis mutandis, to this Confirmation. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Securities. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that notwithstanding the foregoing, such notice (and the related exercise of Options) shall be effective if given after the Exercise Notice Deadline, but (x) in the case of any Options relating to Convertible Securities (A) with respect to which Counterparty has elected the “Exchange in Lieu of Conversion” option pursuant to Section 3.10(a) of the Indenture, and (B) that have been accepted by the designated financial institution pursuant to Section 3.10(b) of the Indenture, promptly following the time Counterparty first knows, or reasonably should know, of the occurrence of the event or condition with respect to such financial institution that would give rise to Counterparty’s obligation to pay or deliver, as the case may be, the relevant conversion consideration for such Convertible Securities pursuant to the third sentence of Section 3.10(b) of the

Indenture, in which case the Delivery Obligation shall be calculated as if the relevant “Observation Period” (as defined in the Indenture but as modified by the provision set forth opposite the caption “Convertible Security Settlement Method”) commenced on (1) if Dealer receives such notice on or after June 4, 2020, the first “VWAP Trading Day” of the “Observation Period” (as defined in the Indenture but as modified by the provision set forth opposite the caption “Convertible Security Settlement Method”) used to calculate the Delivery Obligation for conversions occurring during the Final Conversion Period or (2) otherwise, the third “Scheduled Trading Day” (as defined in the Indenture) immediately following the date Dealer receives such notice, or (y) otherwise, prior to 4:00 PM, New York City time, on the fifth Exchange Business Day following the Exercise Notice Deadline, and in either of the cases described in clause (x)(1) or (y) of this sentence, the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Exercise Notice Deadline.

Notice of Convertible Security Settlement Method:	Counterparty shall notify Dealer in writing before 4:00 P.M. (New York City time) on June 4, 2020 of the irrevocable election by the Counterparty, in accordance with Section 11.03(a)(ii)(A) of the Indenture, of the settlement method and, if applicable, the “Specified Dollar Amount” (as defined in the Indenture) applicable to Relevant Convertible Securities with a Conversion Date occurring on or after June 4, 2020.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To be provided by Dealer.

Settlement Terms:

Settlement Date:	In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the cash and Shares (if any) to be delivered in respect of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 11.03(a)(iv) of the Indenture; provided that the Settlement Date will not be prior to the latest of (i) the date one Settlement Cycle following the final day of the relevant “Observation Period”, as defined in the Indenture (as modified by the provision set forth opposite the caption “Convertible Security Settlement Method”), (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Dealer of such Settlement Date prior to 4:00 PM, New York City time or (iii) the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 4:00 PM, New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date occurring on a Conversion Date,

Dealer will deliver to Counterparty, on the related Settlement Date, a number of Shares and/or amount of cash in USD equal to the product of (i) the Applicable Percentage and (ii) (x) the aggregate number of Shares, if any, that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 11.03(a)(iv) of the Indenture and/or (y) the aggregate amount of cash, if any, in excess of USD1,000 per Convertible Security (in denominations of USD1,000) that Counterparty would be obligated to deliver to holder(s) pursuant to Section 11.03(a)(iv) of the Indenture (except that such aggregate number of Shares shall be determined without taking into consideration any rounding pursuant to Section 11.03(a)(vi) of the Indenture and shall be rounded down to the nearest whole number) and cash in lieu of fractional Shares, if any, resulting from such rounding, if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Convertible Security Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Convertible Securities (such product, the “Convertible Obligation”); provided that such obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a result of any adjustments to the Conversion Rate pursuant to Sections 11.05(k) or 11.07 of the Indenture (and, for the avoidance of doubt, the Delivery Obligation shall not include any interest payment on the Relevant Convertible Securities that the Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date); and provided further that if such exercise relates to the conversion of Relevant Convertible Securities in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to the adjustment to the Conversion Rate set forth in Section 11.07 of the Indenture, then, notwithstanding the foregoing, the Delivery Obligation shall include the Applicable Percentage of such additional Shares and/or cash, except that the Delivery Obligation shall be capped so that the value of the Delivery Obligation per Option (with the value of any Shares included in the Delivery Obligation determined by the Calculation Agent using the VWAP Price (as defined below) on the Exchange Business Day immediately preceding the related Settlement Date does not exceed the amount as determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount (x) the Number of Options shall be deemed to be equal to the number of Options exercised on such Exercise Date and (y) such amount payable will be determined as if Section 11.07 of the Indenture were deleted) was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to Section 8(b) of this Confirmation). Notwithstanding the foregoing, and in addition to the cap described in the further proviso to the preceding sentence, in all events the Delivery Obligation shall be capped so that the value of the Delivery Obligation does not exceed the value of the Convertible Obligation

(with the Convertible Obligation determined based on the actual settlement method elected by Counterparty with respect to such Relevant Convertible Securities instead of the Convertible Security Settlement Method and with the value of any Shares included in either the Delivery Obligation or such Convertible Obligation determined by the Calculation Agent using the VWAP Price on the Exchange Business Day immediately preceding the related Settlement Date).

Convertible Security Settlement Method:	For any Relevant Convertible Securities, if Counterparty has notified Dealer in the related Notice of Exercise (or in the Notice of Convertible Security Settlement Method, as the case may be) that it has elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities in cash or in a combination of cash and Shares in accordance with Section 11.03(a) of the Indenture (a “Cash Election”) with a “Specified Dollar Amount” (as defined in the Indenture) of at least USD1,000, the Convertible Security Settlement Method shall be the settlement method actually so elected by Counterparty in respect of such Relevant Convertible Securities; otherwise, (i) the Convertible Security Settlement Method shall assume Counterparty made a Cash Election with respect to such Relevant Convertible Securities with a “Specified Dollar Amount” (as defined in the Indenture) of USD1,000 per Relevant Convertible Security and (ii) the Delivery Obligation shall be calculated as if the relevant “Observation Period” (as defined in the Indenture) pursuant to Section 11.03(a)(iv)(C) of the Indenture consisted of 120 “VWAP Trading Days” (as defined in the Indenture) commencing on (x) the third “Scheduled Trading Day” (as defined in the Indenture) after the Conversion Date for conversions occurring prior to the Final Conversion Period or (y) the 122nd “Scheduled Trading Day” prior to the “Maturity Date” (each as defined in the Indenture) for conversions occurring during the Final Conversion Period.

Notice of Delivery Obligation:	No later than the “Scheduled Trading Day” (as defined in the Indenture) immediately following the last day of the relevant “Observation Period”, as defined in the Indenture (as modified by the provision set forth opposite the caption “Convertible Security Settlement Method”), Counterparty shall give Dealer notice of the final number of Shares and/or cash comprising the Convertible Obligation (determined as though the words “the Applicable Percentage” in clause (i) of the definition thereof were deleted and replaced with the word “one”); provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of an aggregate number of Shares and/or cash comprising the Convertible Obligations (determined as though the words “the Applicable Percentage” in clause (i) of the definition thereof were deleted and replaced with the word “one”) for all Exercise Dates occurring in such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Notice of Convertible Security Settlement Method or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 11.05(a) through (e) of the Indenture that the Calculation Agent determines would result in an adjustment under the Indenture, the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction. In addition, the Calculation Agent shall, to the extent the Calculation Agent determines practicable in good faith and in its commercially reasonable discretion, make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction (but without duplication of any adjustment pursuant to the foregoing sentence) to the extent the Calculation Agent determines an analogous adjustment would be made pursuant to Sections 11.05(f), 11.05(g) or 11.05(h) of the Indenture; provided that the Calculation Agent may limit or alter any such adjustment referenced in this sentence so that the fair value of the Transaction to Dealer is not reduced as a result of such adjustment. Promptly upon the occurrence of any such event or condition contemplated by Sections 11.05(a) through (e), 11.05(f), 11.05(g) or 11.05(h) of the Indenture, Counterparty shall notify the Calculation Agent of such event or condition; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such event or condition have been determined, Counterparty shall promptly notify the Calculation Agent in writing of the details of such adjustments. For the avoidance of doubt, Dealer shall not have any delivery obligation hereunder in respect of any “Distributed Property” delivered by Counterparty pursuant to the second paragraph of Section 11.05(c)(i) of the Indenture or any payment obligation in respect of any cash paid by Counterparty pursuant to the second paragraph of Section 11.05(d) of the Indenture (collectively, the “Dilution Adjustment Fallback Provisions”), and no adjustment shall be made to the terms of the Transaction on account of any event or condition described in the Dilution Adjustment Fallback Provisions.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any “Share Exchange Event” (as defined in the Indenture).

Consequences of Merger Events:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event that the Calculation Agent determines would result in an adjustment under the Indenture, the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction; provided that no adjustment shall be made in respect of any adjustment to the Conversion Rate pursuant to Sections 11.05(k) or 11.07 of the Indenture; and provided further that if, with respect to a Merger Event, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation organized under the laws of the United States, any State thereof or the District of Columbia, and the Calculation Agent determines, in its sole discretion, that (A)(x) treating such shares as “Reference Property” (as defined in the Indenture) or (y) Cancellation and Payment not applying to the Transaction with respect to such Merger Event, in either case of clause (x) or clause (y), will have a material adverse effect on any combination of the following: Dealer’s rights or obligations in respect of the Transaction, on its hedging activities in respect of the Transaction or on the costs (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position) of engaging in any of the foregoing, and (B) Dealer cannot promptly avoid the occurrence of each such material adverse effect by (I) transferring or assigning Dealer’s rights and obligations under this Confirmation and the Agreement without Counterparty’s consent pursuant to Section 8(f) to an affiliate of Dealer that would not suffer any such material adverse effect or (II) amending the terms of this Confirmation (whether because amendments would not avoid such occurrence or because Counterparty fails to agree promptly to such amendments) or (ii) the Counterparty to the Transaction following such Merger Event will not be either (A) the Issuer or (B) a wholly-owned subsidiary of the Issuer whose obligations under the Transaction are fully and unconditionally guaranteed by the Issuer, then, in either case of clauses (i) and (ii), Dealer may elect (in its sole discretion) for Cancellation and Payment (Calculation Agent Determination) to apply.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but, in any event prior to the effective time of such Merger Event) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) adding the words “(including, for the avoidance of doubt and without limitation, any tax law or the adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof, (ii) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (iii) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof, (iv) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (v) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating,” after the word “obligations” in clause (Y) thereof.

(b) Failure to Deliver:	Not Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two sentences at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, Dealer

Determining Party:	For all applicable Extraordinary Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer; provided that following the occurrence of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five (5) Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent. Upon request from Counterparty, the Calculation Agent shall promptly (but in no event later than within five (5) Exchange Business Days from the receipt of such request) provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information).

4. Account Details:

Dealer Payment Instructions:	Wells Fargo Bank, N.A.
ABA 121-000-248
Internal Account No. : 01020304464228
Account Name: WFB Equity Derivatives

Counterparty Payment Instructions:	To be provided by Counterparty.

5. Offices:

The Office of Dealer for the Transaction is: Charlotte

The Office of Counterparty for the Transaction is: Not applicable

6. Notices: For purposes of this Confirmation:

Address for notices or communications to Counterparty:

Cardtronics, Inc.

3250 Briarpark Drive

Suite 400

Houston, Texas 77042

Attn: Chris Brewster

Telephone: (832) 308-4128

Email: cbrewster@cardtronics.com

Cardtronics, Inc.

3250 Briarpark Drive

Suite 400

Houston, Texas 77042

Attn: Todd Ruden

Telephone: (832) 308-4150

Email: truden@cardtronics.com

With a copy to:

Cardtronics, Inc.

3250 Briarpark Drive

Suite 400

Houston, Texas 77042

Attn: Michael Keller

Telephone: (832) 308-4161

Email: mkeller@cardtronics.com

Address for notices or communications to Dealer:

Wells Fargo Securities, LLC

375 Park Avenue, 4th Floor

MAC J0127-041

New York, NY 10152

Attention: Derivatives Structuring Group

Telephone: (212) 214-6101

Facsimile: (212) 214-5913

With a copy to CorpEqDerivSales@wellsfargo.com

Trader’s Contact Information:

Mark Kohn or Head Trader

Telephone: (212) 214-6089

Facsimile: (212) 214-8914

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 8(b) below, Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares.

(ii) (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M (“Regulation M”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(iii) On the Trade Date, Counterparty will not, will cause its subsidiaries not to and will use commercially reasonable efforts to cause its other “affiliated purchasers” (as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) not to, directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(iv) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(v) On the Trade Date, Counterparty is not engaged in an “issuer tender offer” as such term is defined in Rule 13e-4 under the Exchange Act with respect to any Shares or any security convertible into or exchangeable or exercisable for any Shares nor is it aware of any third party tender offer with respect to any such securities within the meaning of Rule 13e-1 under the Exchange Act.

(vi) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(vii) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the Exchange Act or any other applicable securities laws.

(viii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix) On each of the Trade Date and the Premium Payment Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of its incorporation.

(x) To the best of Counterparty’s knowledge, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(xi) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement dated as of November 19, 2013, between the Counterparty and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the Initial Purchasers party thereto (the “Purchase Agreement”) are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

(xii) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(xiii) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(xiv) Without limiting the generality of Section 3(a) of the Agreement, neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument filed as an exhibit to Counterparty’s Annual Report on Form 10-K for the year ended December 31, 2012, as updated by any subsequent filings, to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(xv) Counterparty understands, acknowledges and agrees that: (A) at any time during the term of the Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Counterparty shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the relevant prices with respect to the Shares referred to herein; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the relevant prices with respect to the shares referred to herein, each in a manner that may be adverse to Counterparty.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Counterparty agrees and acknowledges that Dealer has informed Counterparty that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e) Counterparty shall deliver to Dealer one or more opinions of counsel, dated as of the closing date of the Convertible Securities issued pursuant to the over-allotment option exercised on the date hereof, in substantially the form agreed between Dealer and Counterparty.

8. Other Provisions:

(a) Additional Termination Events. The occurrence of (i) an “Event of Default” with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 7.01(a) of the Indenture that results in the Convertible Securities becoming or being declared due and payable pursuant to the Indenture or (ii) an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

“Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend, in each case without the consent of Dealer.

(b) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than the later of (x) 9:30 A.M. New York City time on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable, and (y) two hours after becoming aware of the relevant event or date; provided that, in the case of this clause (y), if such notice would otherwise be given during the regular trading session on the Exchange, such notice shall instead be given after the close of the regular trading session on the Exchange (in either case, “Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the

Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(c) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer based on advice of counsel, any Shares (the “Hedge Shares”) acquired by Dealer for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, other than any such restriction arising as a result of (x) such Shares being, at the time of acquisition by Dealer, “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act) or (y) Dealer being an “affiliate” (as defined in Rule 144(a)(1) under the Securities Act) of the Issuer, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance commercially reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering of similar size for a similarly situated issuer, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities of similar size for a similarly situated issuer, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities of similar size for a similarly situated issuer and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then, upon written notice of such dissatisfaction to Counterparty, clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size for a similarly situated issuer, in form and substance commercially reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations (with best efforts to obtain any necessary consents), indemnities to Dealer and due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), and using best efforts to obtain customary opinions and certificates, and such other documentation, if any, as is customary for private placements of similar size for a similarly situated issuer, all commercially reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Dealer for any commercially reasonable discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, commercially reasonably requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg Screen CATM <Equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

(d) Amendment to Equity Definitions. The following amendment shall be made to the Equity Definitions:

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(e) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, at least two Scheduled Trading Days prior to effecting any repurchase of Shares or consummating or otherwise executing or engaging in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture), other than a stock split or a dividend or distribution with respect to the Shares made exclusively in Shares, give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage as determined on the date of such Repurchase Notice is (i) greater than 4.5% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof), and, if such repurchase or Conversion Rate Adjustment Event, or the intention to effect the same, would constitute material non-public information with respect to Counterparty or the Shares, Counterparty shall make public disclosure thereof at or prior to delivery of such Repurchase Notice. Without limitation of Counterparty’s obligation to make public disclosures as required pursuant to the immediately preceding sentence, the parties agree that Counterparty’s obligation to provide any Repurchase Notice relating to a repurchase of Shares shall be satisfied by notice to Dealer of Counterparty’s related corporate authorization to repurchase such Shares; provided that, Counterparty acknowledges and agrees that Dealer may, but is not required to, assume that the maximum number of Shares permitted to be repurchased pursuant to such authorization will be repurchased on the date on which such authorization becomes effective, subject to adjustments thereto as Dealer determines appropriate to account for the market price with respect to the Shares, Potential Adjustment Events and other corporate transactions with respect to Counterparty or the Shares and such other factors as Dealer determines relevant. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, resulting from such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(f) Transfer and Assignment. Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, Dealer may condition its consent on any of the following, without limitation: (i) the receipt by Dealer of opinions and documents reasonably satisfactory to Dealer in connection with such assignment, (ii) such assignment being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer, (iii) Counterparty continuing to be obligated to provide notices hereunder relating to the Convertible Securities and continuing to be obligated with respect to “Disposition of Hedge Shares” and “Repurchase Notices” above, and (iv) Dealer not becoming, as a result of such transfer and assignment, required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment. In addition, Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder and under the Agreement, in whole or in part, to a 100% owned direct or indirect subsidiary of Dealer Parent, the obligations of which are guaranteed fully and unconditionally by Dealer, Dealer Parent or another 100% owned direct or indirect subsidiary of Dealer Parent with a credit rating for its long-term unsecured debt obligations that is at least as high (from each of Standard and Poor’s Rating Group, Inc., or its successor, and Moody’s Investor Service, Inc., or its successor, in either case, if such rating agency rates such debt obligations at such time) as Dealer’s or Dealer Parent’s; provided that (x) Counterparty will not be required, as a result of such transfer or assignment, to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Counterparty would have been required to pay Dealer in the absence of such transfer or assignment and (y) the transferee or assignee shall provide Counterparty with a complete and accurate U.S. Internal Revenue Service Form W-9 or W-8 (as applicable) prior to becoming a party to the Transaction. At any time at which an Excess Ownership Position exists, if Dealer reasonably determines it is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer to the extent that an Excess Ownership Position would no longer exist after giving effect thereto (assuming a commercially reasonable corresponding change to Dealer’s commercially reasonable Hedge Position), Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction to the extent that such Excess Ownership Position would no longer exist after giving effect thereto (assuming a commercially reasonable corresponding change to Dealer’s commercially reasonable Hedge Position). In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of an Additional Termination Event occurring under a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such Additional Termination Event and (iii) such portion of the Transaction shall be the only Terminated Transaction. Dealer shall use commercially reasonable efforts to manage its Hedge Positions, through cash-settled swaps or through use of Section 8(g) hereof or otherwise, to avoid an Excess Ownership Position without exercising the termination right described in the two immediately preceding sentences; provided that, if Dealer determines that as a result of using such efforts Dealer or its affiliates would incur any increased (as compared with circumstances existing on the Trade Date) amount of tax, duty, expense or fee, then Dealer may give notice to Counterparty of such increased cost and the Price Adjustment that Dealer proposes to make to the Transaction in respect thereof and Counterparty shall, within two Scheduled Trading Days, notify Dealer of its election to either (A) amend this Confirmation to take into account such Price Adjustment or (B) pay Dealer an amount determined by the Calculation Agent that corresponds to such Price Adjustment; and provided further that, if notice of such election is not given by the end of that second Scheduled Trading Day, then notwithstanding the foregoing, Dealer will be deemed to have used, and thereafter to use, commercially reasonable efforts to manage its Hedge Positions as required above. “Excess Ownership Position” means any of the following: (i) the Equity Percentage exceeds 9.0%, (ii) the Option Equity Percentage exceeds 14.5%, (iii) Dealer or any “affiliate” or “associate” of Dealer would own in excess of 13% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law or (iv) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local laws, regulations, regulatory orders or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations (except for any requirement to file Form 13F, Schedule 13D or Schedule 13G under the Exchange Act) or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under Applicable Restrictions, as determined by Dealer in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”) beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the Number of Shares and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding (including, solely for such purpose, Shares that would be deemed outstanding pursuant to the last sentence of Rule 13d-3(d)(1)(i) under the Exchange Act as if such sentence were applicable to the calculation described in clause (B) of the definition of Option Equity Percentage).

(g) Staggered Settlement. If Dealer reasonably determines it is appropriate with respect to any applicable legal, regulatory or self-regulatory requirements (including any requirements relating to Dealer’s hedging activities with respect to the Transaction), and/or to avoid an Excess Ownership Position, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “Observation Period”, as defined in the Indenture (as modified by the provision set forth opposite the caption “Convertible Security Settlement Method”)) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(h) Right to Extend. The Calculation Agent may postpone or add, in whole or in part, any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer reasonably determines, based on advice of counsel in the case of the immediately following clause (ii), that such postponement or addition is reasonably necessary or appropriate to (i) preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market (but only if there is a material decrease in liquidity relative to Dealer’s expectations as of the Trade Date) or (ii) to enable Dealer, in its reasonable judgment, based on advice of counsel, to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer and the Transaction (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer in good faith in relation to such requirements).

(i) Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(j) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(k) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(l) No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(m) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(n) Early Unwind. In the event the sale by Counterparty of the Additional Securities is not consummated with the initial purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on November 25, 2013 (or such later date as agreed upon by the parties, which in no event shall be later than December 6, 2013) (November 25, 2013 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (ii) only in the case where such Early Unwind occurred as a result of events within Counterparty’s control, Counterparty shall pay to Dealer an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities) or, at the election of Counterparty, deliver to Dealer Shares with a value equal to such amount, as commercially reasonably determined by the Calculation Agent, in which event the parties shall enter into customary and commercially reasonable documentation relating to the registered or exempt resale of such Shares; provided that, if Counterparty makes such election to deliver Shares, notwithstanding the foregoing, the number of Shares so delivered will not exceed a number of Shares equal to two multiplied by the Number of Shares (with such Number of Shares determined, for the avoidance of doubt, as if the relevant Convertible Securities had been issued). Following such termination, cancellation and (if applicable) payment or delivery, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment or delivery (if applicable) referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(o) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (v) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (w) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (x) the enactment of WSTAA or any regulation under the WSTAA, (y) any requirement under WSTAA nor (z) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position or Illegality (as defined in the Agreement)).

(p) Payment by Counterparty. In the event that an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, such amount shall be deemed to be zero.

(q) Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax” each as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(r) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(s) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(t) Terms Relating to Agent.

(i) Wells Fargo Securities, LLC ( the “Agent”) is registered as a broker-dealer with the U.S. Securities and Exchange Commission and the Financial Industry Regulatory Authority (FINRA), is acting hereunder for and on behalf of Dealer solely in its capacity as agent for Dealer pursuant to instructions from Dealer, and is not and will not be acting as the Counterparty’s agent, broker, advisor or fiduciary in any respect under or in connection with the Transaction.

(ii) In addition to acting as Dealer’s agent in executing the Transaction, the Agent is authorized from time to time to give written payment and/or delivery instructions to Counterparty directing it to make its payments and/or deliveries under the Transaction to an account of the Agent for remittance to Dealer (or its designee), and for that purpose any such payment or delivery by Counterparty to the Agent shall be treated as a payment or delivery to Dealer.

(iii) Except as otherwise provided herein, any and all notices, demands, or communications of any kind transmitted in writing by either Dealer or Counterparty under or in connection with the Transaction will be transmitted exclusively by such party to the other party through the Agent at the following address:

Wells Fargo Securities, LLC

One Wells Fargo Center

301 South College Street, 7th floor

MAC D1053-070

Charlotte, NC 28202

Attn: Equity Derivatives/Kyle Saunders

DerivativeSupportOperations@WellsFargo.com

(iv) The Agent shall have no responsibility or liability to Dealer or Counterparty for or arising from (i) any failure by either Dealer or Counterparty to perform any of their respective obligations under or in connection with the Transaction, (ii) the collection or enforcement of any such obligations, or (iii) the exercise of any of the rights and remedies of either Dealer or Counterparty under or in connection with the Transaction. Each of Dealer and Counterparty agrees to proceed solely against the other to collect or enforce any such obligations, and the Agent shall have no liability in respect of the Transaction except for its gross negligence or willful misconduct in performing its duties as the agent of Dealer.

(v) Upon written request, the Agent will furnish to Dealer and Counterparty the date and time of the execution of the Transaction and a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

Wells Fargo Bank, National Association
By: Wells Fargo Securities, LLC, acting solely in its capacity as its Agent

By:	/s/ Catherine Burke
Name: Catherine Burke
Title: Managing Director

Wells Fargo Securities, LLC, as agent for Wells Fargo Bank, National Association

By:	/s/ Catherine Burke
Name: Catherine Burke
Title: Managing Director

Agreed and Accepted By:

CARDTRONICS, INC.

By:	/s/ Michael E. Keller
Name: Michael E. Keller
Title: General Counsel and Secretary

Annex A

Premium:                     USD 1,893,000.00 (Premium per Option USD 50.48).